EXHIBIT 21

SUBSIDIARIES

               DATRON SYSTEMS INCORPORATED
                      SUBSIDIARIES

                     MARCH 31, 1999


                                        Percentage of      Jurisdiction
                                       Voting Securities    in which
Name                                    Owned by Parent    Incorporated
-----------------------------------     ---------------   -------------
Datron World Communications Inc.               100%        California

Datron/Transco Inc.                            100%        California

   Datron Resources Inc. (a wholly owned
     subsidiary of Datron/Transco Inc.)        100%        California

Datron/Trans World  Communications
  Int'l Ltd. (a Foreign Sales Corporation)     100%        U.S. Virgin
                                                            Islands